IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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HELEN KORSINSKY,                         :
                                         :       C.A. No. 16440NC
                 Plaintiff,              :
                                         :       CLASS ACTION
                                         :       COMPLAINT
         -against-                       :
                                         :
SUPERTEL HOSPITALITY, INC.               :
PAUL J. SCHULTE, STEVE H. BORGMANN,      :
LOREN STEELE, JOSEPH CAGGIANO,           :
RICHARD HERINK, and PMC COMMERCIAL       :
TRUST, LTD.,                             :
                                         :
                Defendants.              :
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     Plaintiff,  by her attorneys,  alleges upon information and belief,  except with respect to the allegations of paragraph 1 which are alleged upon personal knowledge, as follows:

     1. Plaintiff is, and has been at all relevant times, the owner of shares of the common stock of Supertel Hospitality, Inc. ("Supertel" or the "Company").

     2. Supertel is a corporation duly organized and existing under the laws of the State of Delaware. The Company is primarily engaged in the development, acquisition and operation of economy-class motels. As of February 1, 1998, the Company owned and operated 57 motels franchised from Super 8 Motels, Inc. in Nebraska, Kansas, Iowa, Missouri, Arkansas, Wisconsin and Texas. Supertel also owned two Comfort Inn motels, one River Valley Suites motel, and two Wingate Inns.

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     3. Defendant PMC Commercial Trust, Ltd. ("PMC") is a real estate investment trust with its principal place of business at 17290 Preston Road, Dallas, Texas 75252.

     4. Defendant Paul J. Schulte ("Schulte") is the President, Chief Executive Officer and the Chairman of the Board of Directors (the "Board") of the Company. As of March 13, 1998, defendant Schulte owned or controlled 702,135 shares of Supertel common stock, or about 14.3% of the total shares outstanding.

     5. Defendant Steve H. Borgmann ("Borgmann") is an Executive Vice President and Chief Operating Officer of the Company, as well as a member of its Board. As of March 13, 1998, defendant Borgmann owned or controlled 764,458 shares of Supertel common stock, or 15.6% of the total shares outstanding.

     6. Defendant Richard Herink ("Herink") is an Executive Vice President of Supertel and a member of its Board. As of March 13, 1998, defendant Herink owned or controlled 40,000 shares of the Company's common stock.

     7. Defendant Loren Steele ("Steele") is a director of Super 8 Motels, Inc. and a member of the Company's Board.

     8. Defendant Joseph Caggiano ("Caggiano") is a member of the Board.

     9. Defendants Schulte, Borgmann, Herink, Steele and Caggiano are collectively referred to herein as the "Individual Defendants" or the "Director Defendants." All of the Company's executive officers and directors as a group own or control 31.1% of the Company's common stock shares issued and outstanding.

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     10.  The  Individual  Defendants  are  in  a  fiduciary  relationship  with plaintiff and other public shareholders of Supertel and owe plaintiff and other members of the Class the highest obligations of good faith, fair dealing, loyalty and due care.

                            CLASS ACTION ALLEGATIONS

     11. Plaintiff brings this action on her own behalf and on behalf of all holders of Supertel common stock (the "Class") and their successors in interest. Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

     12. This action is properly maintainable as a class action because:

                  a. The class is so numerous that joinder of all members is impracticable. As of March 13, 1998, Supertel had approximately 4,840,000 shares of common stock issued and outstanding owned by hundreds of record and beneficial shareholders.

                  b. There are questions of law and fact that are common to the Class including, inter alia, the following:

                           i) whether the  Individual  Defendants  have breached
their fiduciary and other common law duties owed by them to plaintiff and the other class members;

                           ii) whether the Individual  Defendants are pursuing a
scheme and course of conduct designed to benefit Supertel's management at the expense and to the detriment of plaintiff and the other class members;

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                           iii) whether the Individual  Defendants are acting on
both sides of the proposed merger complained of herein; and

                           iv)  whether  the  class is  entitled  to  injunctive
relief or damages as a result of the wrongful conduct of defendants.

                  c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other class members and plaintiff has the same interests as the other members of the class.

                  d. Defendants have acted in a manner that affects plaintiff and all Class members alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

                             SUBSTANTIVE ALLEGATIONS

         13. Supertel is one of the largest franchisees of Super 8 motels based on the number of motels owned and total rooms rented. The Company develops, acquires, constructs and operates economy-class motels principally as a franchisee of Super 8 Motels, inc.

         14. For years, despite a strong brand name, desirable locations and a booming economy, Supertel was a laggard in the hotel industry -- due principally to poor operational management and a bloated cost structure. As a result, the Company's common stock share price traded at a discount to its peer group and to the market generally. In 1997, Supertel, in order to turn around its dismal operations, instituted an "open-book" management system.

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Under this plan, the Company's  managers were given generous  financial  bonuses and intensive training, whereby they were properly incentivized to focus on expense control and to treat the property that they managed as if they were the owners.

     15. The results of the Company's open-book management system were startling and began to provide relief to the Company's long-suffering shareholders. Indeed, on February 5, 1998, the Company announced its 1997 fiscal year and fourth quarter results. For the year, the Company reported a 22% increase in net income on a 23% increase in revenues, which rose from $37.8 million to $46.3 million. In announcing these results, defendant Schulte stated that "we are looking forward to another good year in 1998 . . . we expect to see further benefits from our open-book management system." Defendant Schulte further stated: We finished 1997 on a very strong note, continuing the healthy revenue and income comparisons we have experienced since the second quarter of the year,
 . . . The real differences in 1997 were the seasoning of and income contribution from our Texas properties, as well as the positive impact of our new open-book management system, which gives all property employees a role and stake in the performance of the Company.

     16. On March 18, 1998, the Company continued its string of reporting better-than-expected results when it announced that first quarter 1998 earnings will be "much better" than a year ago and in the range of $0.08 to 0.10 per share. In addition, the Company announced that it "continues to experience benefits from open-book management" and that, as a result, "net motel operating income, as a percentage of revenues, will show substantial improvement compared to the year-earlier quarter" (emphasis added). That day,

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the  Company's  common stock  skyrocketed  from $11.125 to $14.00 per share,  an increase of approximately 21%.

         17. On April 27, 1998, the Company confirmed its bullish projections for first quarter 1998 results by announcing that its income for the quarter "more than doubled" to a stunning $.012 per share, which exceeded even the most optimistic forecasts. Further, revenue was $10.9 million, an increase of more than 20% over the $9.1 million reported in the prior-year period. In announcing these results, defendant Schulte stated that "we outperformed the economy lodging sector as a whole due in part to the success of initiatives introduced in 1997, including an open-book management system." He assured investors that the Company would "realize ongoing benefits" as a result of the open-book management system and that Supertel sees "signs of an improving external environment for economy lodging."

         18. On June 4, 1998, Supertel announced that it had entered into an agreement and plan of merger (the "proposed merger") pursuant to which the Company will merge with PMC. Under the proposed merger, Supertel shareholders would receive 0.6 shares of PMC common stock and a preclosing dividend of certain of Supertel's earnings and profits. If, prior to the consummation of the proposed merger, PMC's common stock share price traded outside the range of $17.00 to $24.00 per share, or the preclosing dividend is less than $3.00 per share, than the terms of the proposed merger can be renegotiated.

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     19. The day before the proposed merger was announced,  the market price for
PMC stock closed at $20.25 per share. Thus, the merger exchange ratio values each share of Supertel's stock at $12.125 per share and reflects a discount from the closing price, $13.00 per Supertel share, on June 1, 1998, absent the pre-closing, indeterminate dividend.

     20. The merger agreement is accompanied by a separate but contemporaneous deal that Supertel's management has negotiated for their own account with PMC, whereunder PMC has agreed to lease all of Supertel's hotels to Norfolk Hospitality Management Co. ("Norfolk"), which is owned by officers of Supertel, led by defendant Borgmann. Supertel and Norfolk have also entered into an agreement whereunder Norfolk has agreed to buy certain of Supertel's assets.

     21. Thus, at the same time the Individual Defendants, with the necessary assistance of senior management of Supertel, were negotiating the terms of the proposed merger with PMC purportedly on behalf of Supertel's public shareholders, they were also negotiating a deal for Supertel's senior management, from which Supertel's public shareholders will be excluded. The dual negotiations necessarily created conflicts between the interests of Supertel's senior management, including defendants Borgmann and Herink, and Supertel's public shareholders. The conflicts include, but are not limited to, the desire of Supertel's management, on behalf of Norfolk, to pay the lowest possible rent to PMC, contrary to the best interests of Supertel's shareholders, soon to become

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PMC  shareholders.  A similar  conflict arises from Norfolk's  desire to pay the lowest possible consideration for Supertel's assets which it is buying.

     22. Under the present circumstances, the Individual Defendants have the fiduciary duty to act with undivided loyalty on behalf of Supertel's public stockholders to assure that the best possible transaction is achieved. Further, the directors of the Company must ensure that no conflict between the interests of Supertel's public shareholders and its senior management will preclude the maximization of shareholder value or, if such conflict exists, ensure that it will be resolved in the best interests of the Company's public stockholders.

     23. By negotiating in an atmosphere of inherent conflict, as described above, the Individual Defendants are precluding the shareholders' enjoyment of the full economic value of their investment and failing to evaluate and pursue in good faith other alliances which would better serve the interests of Supertel's public shareholders.

     24. Plaintiff seeks preliminary and permanent injunctive and declaratory relief directing the Individual Defendants not to put the interests of senior management, including members of the Board, ahead of the interests of Supertel's public stockholders, and to make corporate decisions in good faith.

     25. Defendant PMC has knowingly aided and abetted the breaches of fiduciary duty committed by the other defendants to the detriment of Supertel's public shareholders. Indeed, the proposed

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merger  could  not  take  place  without  the  active   participation   of  PMC.
Furthermore, PMC and its shareholders are the intended beneficiaries of the wrongs complained of and would be unjustly enriched absent relief in this action. PMC has agreed to the side-deals described above to assure the agreement and cooperation of Supertel's senior management in the merger, thereby injecting personal motives into the merger negotiations and compromising the undivided loyalty which Supertel's management owes to its public shareholders.

     26. Only through the exercise of this Court's equitable powers can plaintiff be fully protected from the immediate and irreparable injury which the defendants' actions threaten to inflict.

     27. Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, and/or aid and abet and participate in such breaches of duty, and will pursue the proposed merger to the irreparable harm of plaintiff and the other members of the Class.

     28. Plaintiff and the Class have no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment against defendants jointly and severally, as follows: A. declaring this action to be a class action and certifying plaintiff as the class representative and her counsel as class counsel; B. enjoining, preliminarily and permanently, the merger complained of herein;

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                  C. to the extent, if any, that the contemplated transaction or transactions complained of are consummated prior to the entry of this Court's final judgment, rescinding such transaction or transactions, or granting, inter alia, rescissory damages to the Class;

                  D. directing that defendants pay to class members all damages sustained by them and directing defendants to account for all profits and any special benefits obtained as a result of their wrongful conduct;

                  E.  awarding  plaintiff  the costs and  disbursements  of this
action,   including  a  reasonable  allowance  for  the  fees  and  expenses  of plaintiff's attorneys and experts; and

                  F. granting plaintiff and the other class members such other and further relief as may be just and proper.


                                            ROSENTHAL, MONHAIT, GROSS
                                              & GODDESS, P.A.

                                            By: /s/ J. A. Monhait
                                            Suite 1401, Mellon Bank Center
                                            Post Office Box 1070
                                            Wilmington, Delaware  19899
                                            (302) 656-4433
                                            Attorneys for Plaintiff

OF COUNSEL:

BEATIE & OSBORN
599 Lexington Avenue
New York, New York  10022
(212) 888-9000

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